Exhibit 99.1

FOR IMMEDIATE RELEASE
April 13, 2010

GENERAL MILLS ANNOUNCES CASH TENDER OFFER
FOR CERTAIN OF ITS OUTSTANDING NOTES

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today announced that it has commenced a modified “Dutch Auction” cash tender offer for up to $250 million aggregate principal amount of its 6.000% Notes due 2012 and 5.650% Notes due 2012.

The notes subject to purchase and other information relating to the tender offer are listed in the table below:

				Acceptable Bid Spread Range
		Principal Amount	Early Participation			UST Reference	Bloomberg
Title of Security	CUSIP Number	Outstanding (in millions)	Amount(1)	Minimum Spread	Maximum/ Base Spread	Security	Reference Page
6.000% Notes due 2012	370334AS3	$1,240.292	$30.00	30	55	1.375% due February 15, 2012	PX4
5.650% Notes due 2012	370334BE3	$700.00	$30.00	30	55	4.125% due August 31, 2012	PX5
(1) Per $1,000 principal amount of notes accepted for purchase.

The following is a summary of the key terms of the tender offer:

•	The total consideration payable under the tender offer per $1,000 principal amount of each series of notes validly tendered (and not withdrawn) on or prior to 12:00 midnight, New York City time, on April 26, 2010, unless extended by General Mills (the “early participation date”), and accepted for purchase by General Mills will be at a price that results, as of the date of purchase, in a yield to the maturity date of each series of notes equal to the sum of:

(i)	the yield to maturity of the U.S. Treasury reference security listed in the table above for such notes based on the bid-side price of the respective U.S. Treasury reference security (the “reference yield”); plus

(ii)	a spread, which consists of the maximum spread in the Acceptable Bid Spread Range listed in the table above less the clearing spread premium, as determined pursuant to a modified “Dutch Auction,” minus accrued and unpaid interest thereon to, but not including, the payment date of the tender offer, which General Mills currently expects to be May 11, 2010.

•	The reference yields will be set at 2:00 p.m., New York City time, on May 6, 2010, unless extended by General Mills. The expiration date of the tender offer is set at 12:00 midnight, New York City time, on May 10, 2010, unless extended or earlier terminated by General Mills.

•	The total consideration includes an early participation amount of $30.00 per $1,000 principal amount of notes validly tendered. General Mills will pay the tender offer consideration, which equals the same total consideration less the early participation amount, for notes validly tendered after the early participation date and on or prior to the expiration date of the tender offer and accepted for purchase by General Mills.

•	The clearing spread premium for all series of notes in the tender offer will be the lowest single premium at which General Mills will be able to accept tendered notes of all series in the aggregate principal amount up to the tender cap with bid premiums equal to or less than the lowest single premium. If the aggregate principal amount of notes tendered at or below the clearing spread premium is more than the tender cap, then holders of the notes will be subject to proration (rounded downward such that holders receive notes in integral multiples of $1,000) as described in the company’s Offer to Purchase related to the tender offer.

•	Accrued and unpaid interest will be paid on all notes validly tendered and accepted for payment in the tender offer from the last interest payment date to, but not including, the payment date of the tender offer.

•	Tendered notes may be withdrawn at any time on or prior to 12:00 midnight, New York City time, on April 26, 2010, unless extended by General Mills. Notes tendered after the withdrawal expiration date may not be withdrawn.

•	General Mills expects to use a combination of cash on hand and the proceeds from the issuance of commercial paper to fund the purchase of the notes.

This announcement is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any notes. The tender offer is being made solely pursuant to an Offer to Purchase and related documents. The tender offer is not being made in any jurisdiction in which the making of or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither General Mills, any Dealer Manager, the Information Agent nor the Depositary makes any recommendation as to whether holders should tender their notes pursuant to the tender offer. Holders must make their own decisions whether to tender notes and, if so, the principal amount of notes to tender and the bid spread for such notes.

General Mills has retained BofA Merrill Lynch and Goldman, Sachs & Co. as Dealer Managers for the tender offer. Global Bondholder Services Corp. is the Information Agent and Depositary for the tender offer.

For additional information regarding the terms of the tender offer, please contact: BofA Merrill Lynch at (888) 292-0700 (toll-free) or (980) 387-3907 (collect) or Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-5183 (collect). Requests for documents and questions regarding the tendering of notes may be directed to Global Bondholder Services Corp. at (212) 430-3774 (for banks and brokers only) or (866) 470-4200 (for all others toll-free).

About General Mills

One of the world’s leading food companies, General Mills operates in more than 100 countries and markets more than 100 consumer brands, including Cheerios, Häagen-Dazs, Nature Valley, Betty Crocker, Pillsbury, Green Giant, Old El Paso, Progresso, Cascadian Farm, Muir Glen, and more. Headquartered in Minneapolis, Minnesota, USA, General Mills had fiscal 2009 global net sales of US$14.7 billion.